SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant     ☑

Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or 240.14a-12

ARTISTDIRECT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARTISTDIRECT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 30, 2002

TO OUR STOCKHOLDERS:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ARTISTdirect, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 30, 2002, at 10:00 a.m. Pacific Time at                               , Los Angeles, California                , for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1. To elect three directors to serve for a three-year term ending in the year 2005 or until their successors are duly elected and qualified;

2. To approve an amendment to the Company’s Certificate of Incorporation to reduce the Company’s authorized Common Stock from 150 million shares to 15 million shares;

3. To ratify the appointment of KPMG LLP as independent accountants of the Company for the fiscal year ending December 31, 2002; and

4. To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

      Only stockholders of record at the close of business on April 10, 2002 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company and at the Annual Meeting.

      All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

FREDERICK W. FIELD
Chairman of the Board of Directors and
Chief Executive Officer

Los Angeles, California

April      , 2002

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

PROPOSAL ONE:
PROPOSAL TWO: APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO REDUCE THE COMPANY’S AUTHORIZED CAPITAL STOCK
PROPOSAL THREE: RATIFICATION OF INDEPENDENT ACCOUNTANTS
OTHER MATTERS
PRINCIPAL STOCKHOLDERS
EXECUTIVE COMPENSATION AND RELATED INFORMATION
AUDIT COMMITTEE REPORT
STOCK PERFORMANCE GRAPH

ARTISTDIRECT, INC.

5670 Wilshire Boulevard, Suite 200
Los Angeles, California 90036

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 30, 2002

General

      The enclosed proxy (the “Proxy”) is solicited on behalf of the Board of Directors of ARTISTdirect, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, May 30, 2002 (the “Annual Meeting”) and at any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m. Pacific Time at                          , Los Angeles, California                          . These proxy solicitation materials were mailed on or about April [19], 2002 to all stockholders entitled to vote at the Annual Meeting.

Voting; Quorum

      The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 10, 2002, the record date (the “Record Date”) for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 3,460,608 shares of the Company’s common stock (“Common Stock”) were outstanding. No shares of the Company’s preferred stock were outstanding as of April 10, 2002. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on the Record Date. Stockholders may not cumulate votes in the election of directors.

      The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding stock entitled to vote and representing a majority of the voting power of all of such shares shall constitute a quorum for the transaction of business. In the election of directors, the three nominees receiving the highest number of affirmative votes shall be elected. Proposal Two requires the affirmative vote of the holders of Common Stock representing 66 2/3% of the outstanding stock entitled to vote on the subject matter. With regard to Proposal Three, the affirmative vote of the holders of Common Stock representing a majority of the voting power present or represented by proxy and voting at the Annual Meeting and entitled to vote on the subject matter is being sought.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. With regard to Proposal One, broker non-votes and votes marked “withheld” will not be counted towards the tabulations of votes cast on such proposal presented to the stockholders. With regard to Proposal Two, both abstentions and broker non-votes will be counted towards the tabulations of votes cast on such proposals presented to the stockholders and each will have the same effect as negative votes. With regard to Proposal Three, abstentions will be counted towards the tabulations of votes cast on such proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such proposals have been approved.

Proxies

      If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposals Two and Three described in the accompanying Notice and Proxy Statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company at the Company’s principal executive offices at 5670 Wilshire Boulevard, Suite 200, Los Angeles, California 90036 a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

      The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

      Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2003 Annual Meeting of Stockholders must be received no later than December 20, 2002, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2003 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal no later than March 5, 2003.

Note with Respect to Forward-Looking Statements

      The Company has made forward-looking statements in this Proxy Statement that relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” anticipates,” “plans,” “expects,” “intends,” and similar words and expressions are intended to identify forward-looking statements. Although the Company believes that such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such expectations, including risks described in this Proxy Statement. All forward-looking statements attributable to the Company are expressly qualified in their entirety by such language. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

      The Company’s Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class as nearly equal in number as possible as determined by the Board. The Board currently consists of nine persons. The class whose term of office expires at the Annual Meeting currently consists of three directors. The directors elected to this class will serve for a term of three years, expiring at the 2005 Annual Meeting of stockholders or until their successors have been duly elected and qualified. The three nominees listed below are currently directors of the Company. If these nominees are elected, the Board will consist of nine persons, with each class consisting of three directors.

      The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event any of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed Proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the nominees named below.

Directors and Nominees

Nominees for Term Ending Upon the 2005 Annual Meeting of Stockholders

      Lee Masters, 50, has served as a director since January 2002. Mr. Masters served as president and chief executive officer of Liberty Digital from January 1999 to April 2002. From January 1990 to December 1998, Mr. Masters served as President and CEO of E! Entertainment television, a cable television program network. From March 1986 to December 1989, he served as Executive Vice President and General Manager of MTV. Prior to his career in television, Mr. Masters had a 19-year career in radio. Mr. Masters’ legal name is Jarl Mohn. Mr. Masters also serves as a director of several private companies.

      Stephen M. Krupa, 37, has served as a director since May 1999. Mr. Krupa is a founding member and Managing Director of Psilos Group Managers, LLC, a private venture capital fund focused on the digital media, information technology and health care sectors. Mr. Krupa is currently a director of several private technology and healthcare companies. From February 1995 to July 1998, Mr. Krupa held various positions at Wasserstein Perella & Co., most recently as a Vice President where he specialized in mergers and acquisitions advisory work. Mr. Krupa received his B.S. in Mechanical Engineering from the University of South Florida and his M.B.A. from the Wharton School of the University of Pennsylvania.

      Allen D. Lenard, 60, has served as a director since July 1998. Mr. Lenard is Managing Partner of Lenard, Brisbin & Klotz LLP, a transactional entertainment law firm. Mr. Lenard received his B.A. in Business Administration from the University of Wisconsin, Madison and his J.D. from the University of California at Los Angeles School of Law.

Continuing Directors for Term Ending Upon the 2003 Annual Meeting of Stockholders

      Marc P. Geiger, 39, co-founded the Company and has served as President, Artist Services and Vice-Chairman of the Board since June 2001. Mr. Geiger served as Chief Executive Officer from the Company’s inception to June 2001 and as the Company’s Chairman of the Board from July 1998 to June 2001. From January 1992 to December 1996, Mr. Geiger was the Senior Vice President of Marketing, A&R and New

Media at American Recordings, Inc. From 1984 to 1991, Mr. Geiger worked as a talent agent for Regency Artists, that was later acquired by the William Morris Agency. In 1990, Mr. Geiger co-founded the Lollapalooza concert tour.

      Clifford H. Friedman, 43, has served as a director since July 1998. Mr. Friedman is a Senior Managing Director at Bear, Stearns & Co. Inc. where he manages venture capital funds, including Constellation Venture Capital, L.P. From January 1996 to August 1997, Mr. Friedman served as a Senior Vice President of Universal Studios. From January 1995 to January 1996, Mr. Friedman was a Vice President of Corporate Development at NBC. Mr. Friedman received his B.S. in Electrical Engineering and Computer Science and his M.S. in Electrophysics from Polytechnic University. Mr. Friedman received his M.B.A. from Adelphi University.

      Dara Khosrowshahi, 32, has served as a director since March 2000. Since January 2002, Mr. Khosrowshahi has been Executive Vice President and CFO of USA Interactive. From July 2000 to December 2001, Mr. Khosrowshahi was Executive Vice President, Operations and Strategic Planning of USA Networks Incorporated. From October 1999 to July 2000, Mr. Khosrowshahi was President of USANetworks Interactive, a division of USAi. From February 1998 to October 1999, Mr. Khosrowshahi was the Vice President of Strategic Planning for USAi and USANi LLC. From 1991 to 1998, he was at Allen & Company Incorporated, an investment bank, where he was a Vice President from 1995 to 1996 and a director from 1996 to 1998. Mr. Khosrowshahi also serves as a director of Hotel Reservation Network and several private companies. Mr. Khosrowshahi received his B.S. in Bioelectrical Engineering from Brown University.

Continuing Directors for Term Ending Upon the 2004 Annual Meeting of Stockholders

      Keith K. Yokomoto, 39, co-founded the Company and has served as its President since July 1999, as its Chief Operating Officer since January 1997 and as a director since July 1998. From September 1985 to January 1997, Mr. Yokomoto was a manager of new ventures and business development and a project engineer at Hughes Electronics. Mr. Yokomoto received his B.S. in Mechanical Engineering from the University of California at San Diego and his M.B.A. from the University of Southern California.

      Frederick W. Field, 49, has served as the Company’s Chief Executive Officer and Chairman of the Board since June 2001. Mr. Field also currently serves as Chief Executive Officer of ARTISTdirect Records, LLC (a joint venture among ARTISTdirect Recordings, Inc., the Company’s wholly-owned subsidiary, Radar Records, LLC, an entity controlled by Mr. Field, and BMG Entertainment) and as Chairman of the Board and Chief Executive Officer of Radar Pictures, Inc., a film production company. From 1990 to 2001, Mr. Field served as Co-Chairman of Interscope Records, a music production company. From 1979 to 1997, Mr. Field served as Chairman of the Board and Chief Executive Officer of Interscope Communications, Inc. Mr. Field also serves on the board of directors of Interland, Inc. and several privately-held companies.

      Benjamin Moody, 42, has served as a director since March 2001. From June 1998 to June 2001, Mr. Moody served as Vice Chairman and Chief Financial Officer of Cisneros Television Group, a media entertainment company, as well as Managing Director and Chief Financial Officer of Ibero-American Media Partners II, Ltd., a joint venture between the Cisneros Group of Companies and Hicks, Muse, Tate & Furst Mr. Moody currently serves as a director of several private companies. From June 1996 to June 1998, Mr. Moody was a Managing Director of Violy, Byorum and Partners, LLC. From June 1992 to June 1996, Mr. Moody was a Vice President of Citicorp Securities, Inc. Mr. Moody received his B.A. in English Language and Literature from Saint Benet’s Hall, Oxford University.

Board Committees and Meetings

      The Board of Directors held 13 meetings and acted by unanimous written consent 2 times during the fiscal year ended December 31, 2001 (the “2001 Fiscal Year”). The Board has an Audit Committee and a Compensation Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2001 Fiscal Year.

      Audit Committee. The Audit Committee currently consists of three directors, Messrs. Friedman, Khosrowshahi and Krupa, and is primarily responsible for approving the services performed by the Company’s independent accountants and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls. The committee also reviews the Company’s accounting and financial policies in general and the Company’s management’s procedures and policies with respect to the Company’s internal accounting controls. The Audit Committee held four meetings during the 2001 Fiscal Year and did not act by unanimous written consent during the 2001 Fiscal Year.

      The Board of Directors adopted and approved a written charter for the Audit Committee on March 21, 2000, a copy of which was attached as Appendix A to the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on June 11, 2001. The Board has determined that Messrs. Friedman, Khosrowshahi and Krupa of the Audit Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

      Compensation Committee. The Compensation Committee currently consists of three directors, Messrs. Friedman, Krupa and Lenard, and is primarily responsible for reviewing and approving the Company’s general compensation policies and setting compensation levels for the Company’s executive officers. The Compensation Committee also reviews and makes recommendations to the Board of Directors on matters relating to employee compensation and benefit plans. The Compensation Committee met five times during the 2001 Fiscal Year.

Director Compensation

      Directors who are not employees of the Company or one of its subsidiaries do not currently receive any cash compensation from the Company for their service as members of the Board of Directors or any Board committee. However, Directors are reimbursed for all reasonable travel and lodging expenses incurred by them in attending Board and committee meetings. All directors are eligible to participate in the 1999 Employee Stock Option Plan.

      In September 2001, the Company granted Allen Lenard, one of its outside directors, an option to purchase up to 24,535 shares of the Company’s Common Stock at a price per share of $7.50. The option is immediately exercisable and has a term of seven years. At the time of the grant, the fair market value of the Company’s Common Stock was $5.83 per share, based on the last reported sale on The Nasdaq National Market. The Company did not grant any of its other outside directors shares of, or options to purchase, its Common Stock during the 2001 Fiscal Year . In January 2002, in connection with his initial appointment to the Board, the Board granted Lee Masters, one of its outside directors, options to purchase up to 20,000 shares of the Company’s Common Stock at a price per share of $7.50. The option is immediately exercisable for 10,000 shares and becomes exercisable for the remaining shares in three equal annual installments upon each anniversary of the date of grant, subject to Mr. Masters continued service to the Company. At the time of the grant, the fair market value of the Company’s Common Stock was $10.60 per share, based on the last reported sale on The Nasdaq National Market.

Required Vote

      The three nominees receiving the highest number of affirmative votes of the outstanding shares of the Common Stock, voting together as a single class, present or represented by proxy and entitled to be voted for them, shall be elected as directors. Each proxy cannot be voted for a greater number of persons than three.

Recommendation of the Board of Directors

      The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above.

PROPOSAL TWO:

APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION

TO REDUCE THE COMPANY’S AUTHORIZED CAPITAL STOCK

General

      The Company and its Board of Directors currently believe it would be in the best interests of the Company and its stockholders to adopt an amendment of the Company’s certificate of incorporation that will reduce the Company’s authorized Common Stock from 150 million shares to 15 million shares. The amendment to the certificate of incorporation that will effect the reduction will become effective upon its filing with the Delaware Secretary of State, which the Company currently plans to make as soon as reasonably practicable after receiving stockholder approval. The full text of the proposed amendment to the certificate of incorporation is attached to this Proxy Statement as Appendix A.

      Although the Company presently intends to effect the reduction as proposed, under Section 242(c) of the Delaware General Corporation Law, the Board of Directors has reserved the right, notwithstanding the stockholders’ approval of the amendment to the certificate of incorporation at the 2002 Annual Meeting, to abandon it at any time before the amendment to the certificate of incorporation is filed with the Secretary of State of the State of Delaware. The Board of Directors may consider a variety of factors in determining whether or not to proceed with the amendment to the certificate of incorporation, including prevailing market conditions, overall trends in the stock market, recent changes and anticipated trends in the per share market price of the Company’s Common Stock, business developments, the Company’s actual and projected financial performance, and circumstances and events that might affect the Company’s estimate of cost savings resulting from the proposed reduction in authorized capital stock.

      The Board of Directors approved the proposed amendment to the Company’s certificate of incorporation on March 14, 2002, subject to stockholder approval, and recommends that the stockholders vote FOR approval of the amendment.

Purpose and Background of the Reduction of Authorized Capital Stock

      The Company’s sole purpose in proposing the reduction of its authorized capital stock is to reduce the amount of Delaware franchise taxes and fees. The Company currently has 150 million shares of Common Stock authorized and 5 million shares of preferred stock authorized, but as of March 15, 2001, only had approximately 3,460,608 shares of Common Stock and no shares of preferred stock outstanding. Delaware franchise taxes and fees are a function of the book value of the Company’s assets, its authorized capital stock and its outstanding shares. The Company estimates that the proposed reduction in its authorized capital stock will result in an annual cost savings of approximately $80,000. For the fiscal year ending December 31, 2002, these cost savings would be prorated based on the timing of the filing of the amendment to the Company’s certificate of incorporation. The proposed reduction of authorized capital stock is not intended to be an anti-takeover device and the Company does not believe that the proposed reduction, if approved, would have any effect on its business or operations.

Effect of Amendment on Authorized Capital Stock

      If stockholders approve the amendment to the Company’s certificate of incorporation, the principal effect of the amendment will be to reduce the number of authorized shares of the Company’s Common Stock from 150 million to 15 million shares. The reduction will not affect any outstanding shares of Common Stock.

Effect on Outstanding Options and Warrants

      The proposed amendment to the Company’s certificate of incorporation will not affect the number, nature or exercise price of any outstanding options or warrants to purchase the Company’s Common Stock.

Effect on Legal Ability to Pay Dividends

      The Company’s Board of Directors has not in the past declared, nor does it have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property, and the Company is not in arrears on any dividends. Therefore, the Company does not believe that the reduction of its authorized Common Stock will have any effect with respect to future distributions, if any, to the Company’s stockholders.

Required Vote

      The affirmative vote of 66 2/3% of the Company’s outstanding voting shares is required for approval of the amendment to the Company’s certificate of incorporation authorizing the reduction of the Company’s authorized Common Stock.

Recommendation of the Board of Directors

      The Board of Directors recommends that the stockholders vote FOR approval of the amendment to the Company’s certificate of incorporation authorizing the reduction of the Company’s authorized Common Stock.

PROPOSAL THREE:

RATIFICATION OF INDEPENDENT ACCOUNTANTS

      The Board of Directors has selected the firm of KPMG LLP, independent public accountants for the Company during the 2001 Fiscal Year, to serve in the same capacity for the year ending December 31, 2002, and is asking the stockholders to ratify this appointment. Stockholder ratification of such selection is not required by the Company’s Bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

      A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fees Billed to Company by KPMG LLP during 2001 Fiscal Year:

Audit Fees

      Audit fees billed to the Company by KPMG LLP during the Company’s 2001 Fiscal Year for the audit of the Company’s annual financial statements and a review of those financial statements included in the Company’s quarterly reports on Form 10-Q totaled $145,000.

Financial Information Systems Design and Implementation Fees

      The Company did not engage KPMG LLP to provide advice to the Company regarding financial information systems design and implementation during the 2001 Fiscal Year.

All Other Fees

      Fees billed to the Company by KPMG LLP during the Company’s 2001 Fiscal Year for all other non-audit services rendered to the Company, including services related to the Company’s rescission offer and tax related services totaled $52,500.

Determination of Independence

      The Company’s Audit Committee has determined that the fees received by KPMG LLP for the non-audit related services listed above are compatible with maintaining KPMG’s independence.

Vote

      The affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the meeting is being sought to ratify the selection of KPMG LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2002.

Recommendation of the Board of Directors

      The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of KPMG LLP to serve as the Company’s independent accountants for the fiscal year ending December 31, 2002.

OTHER MATTERS

      The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Common Stock as of March 15, 2002 by (i) all persons who are beneficial owners of five percent (5%) or more of the Common Stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this Proxy Statement and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

		Percentage
	Shares	of Shares
	Beneficially	Beneficially
Beneficial Owner	Owned	Owned(1)

Entities affiliated with Constellation Venture Capital, L.P.(2)	275,113	8.0%
575 Lexington Avenue
New York, New York 10022
Universal Music Group, Inc.	312,500	9.0%
2220 Colorado Avenue
Santa Monica, California 90404
Donald P. Muller	329,177	9.5%
c/o Creative Artists Agency
9830 Wilshire Blvd.
Beverly Hills, CA 90212
Rick Rubin	362,022	10.5%
c/o Alan S. Halfon & Company
9595 Wilshire Boulevard, Suite 505
Beverly Hills, California 90212
Frederick W. Field(3)	302,370	8.0%
Marc P. Geiger	337,740	9.8%
Keith K. Yokomoto(4)	241,619	6.9%
James B. Carroll(5)	26,254	*
Clifford H. Friedman(2)	275,113	8.0%
Dara Khosrowshahi(6)	2,221	*
Stephen M. Krupa(7)	78,746	2.3%
Allen D. Lenard(8)	83,394	2.4%
1801 Century Park West, Sixth Floor
Los Angeles, California 90067
Benjamin Moody	150	*
Lee Masters(9)	10,000	*
All current directors and executive officers as a group (10 persons)(10)	1,326,748	34.2%

*	Represents less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 15, 2002 are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated, the address for each of the individuals listed in the table is care of ARTISTdirect, Inc., 5670 Wilshire Boulevard, Suite 200, Los Angeles, California, 90036. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 3,460,608 shares of Common Stock outstanding as of March 15, 2002 and reflects the effect of the Company’s rescission offer which was consummated in December 2001, pursuant to which the Company purchased approximately 83,403 shares of its Common Stock, as well as the effect of the Company’s one-for-ten reverse stock split effected in July 2001.

(2)	Includes (a) 226,379 shares held by Constellation Venture Capital, L.P. and (b) 48,734 shares held by Constellation Ventures (BVI), Inc. Mr. Friedman is President and Chief Executive Officer of Constellation Ventures (BVI), Inc. and a member of Constellation Ventures Management, LLC, the general partner of Constellation Venture Capital, L.P. As such, Mr. Friedman may be deemed to exercise voting and investment power over such shares. Mr. Friedman disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.

(3)	Includes 302,370 shares subject to immediately exercisable options.

(4)	Includes (a) 37,102 shares held by Keith Yokomoto as trustee of the Geiger Children’s Trust, (b) 37,102 shares held by Keith Yokomoto as trustee of the Muller Children’s Trust and (c) 62,714 shares subject to options exercisable within 60 days of March 15, 2002. Mr. Yokomoto has sole voting and dispositive power over these shares. Mr. Yokomoto disclaims beneficial ownership of these shares.

(5)	Includes 15,072 shares subject to options which are exercisable within 60 days of March 15, 2002.

(6)	Includes 2,221 shares subject to options exercisable within 60 days of March 15, 2002.

(7)	Includes (a) 78,353 shares held by Psilos Group Partners, L.P., and (b) 393 shares held by Psilos Group Investors, LLC. Mr. Krupa is a member of Psilos Group Investors, LLC, which is the general partner of Psilos Group Partners, L.P. As such, Mr. Krupa may be deemed to exercise voting and investment power over such shares. Mr. Krupa disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.

(8)	Includes (a) 28,995 shares held by L&G Associates One, (b) 29,864 shares subject to immediately exercisable options held by L&G Associates One, and (c) 24,535 shares subject to immediately exercisable options. Mr. Lenard is General Partner of Lenard Holdings, L.P., which is the Managing Partner of L&G Associates One, and as such, may be deemed to exercise voting and investment power over such shares. He disclaims beneficial ownership of the share held by this entity except to the extent of his proportionate interest therein.

(9)	Includes 10,000 shares subject to immediately exercisable options.

(10)	Includes the information set forth in notes 1-9 above. In addition, 20,904 of the shares issuable upon the exercise of options held by Mr. Yokomoto and 9,955 of the shares issuable upon the exercise of options held by Mr. Lenard are subject to an agreement between the Company and Marc Geiger, pursuant to which, if such options are exercised, the Company will redeem the same number of shares currently held by Mr. Geiger at the exercise price of the options. Accordingly, the number of shares indicated for the group is adjusted to avoid double-counting.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Directors, Executive Officers and Key Employees of the Company

      The following table sets forth certain information regarding the directors, executive officers and certain key employees of the Company as of March 15, 2002:

Name	Age	Positions with the Company

Frederick W. Field	49	Chairman of the Board and Chief Executive Officer
Clifford H. Friedman(1)(2)	43	Director
Marc P. Geiger	39	Vice-Chairman of the Board and President, Artist Services
Dara Khosrowshahi(1)	32	Director
Stephen M. Krupa(1)(2)	37	Director
Allen D. Lenard(2)	60	Director
Lee Masters	50	Director
Benjamin Moody	42	Director
Keith K. Yokomoto	39	President, Chief Operating Officer and Director
James B. Carroll	46	Executive Vice President, Chief Financial Officer and Secretary
Thomas F. Fuelling	40	Executive Vice President, Finance and Operations

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

      The following is a brief description of the capacities in which each of the Company’s directors, executive officers and key employees has served during the past five years. The biographies of Frederick W. Field, Clifford H. Friedman, Marc P. Geiger, Dara Khosrowshahi, Stephen M. Krupa, Allen D. Lenard, Lee Masters, Benjamin Moody and Keith K. Yokomoto appear earlier in this Proxy Statement. See “Proposal One: Election of Directors.”

      James B. Carroll, 46, has served as Executive Vice President and Chief Financial Officer since May 1999. Mr. Carroll has served as Secretary since July 1999. From November 1994 to May 1999, Mr. Carroll was a Managing Director in the Media & Entertainment Group at Bear, Stearns & Co. Inc., where he served as an investment banker to companies primarily in broadcasting and new media. From January 1989 to August 1994, Mr. Carroll was a Managing Director at Smith Barney Inc., where he co-founded the Media & Communications Group and served on the Investment Banking Management Committee. Mr. Carroll received his B.A. in Psychology from Claremont McKenna College and his M.B.A. from Harvard Business School.

      Thomas F. Fuelling, 40, has served as Executive Vice President, Finance and Operations since April 2000. Mr. Fuelling previously served as Vice President, Finance, from October 1999 through April 2000. From April 1998 to September 1999, Mr. Fuelling was Vice President, Finance and CFO of Sega GameWorks, LLC. From December 1995 to March 1998, Mr. Fuelling was Executive Vice President, Finance and CFO of Village Roadshow Pictures. From March 1994 to November 1995, Mr. Fuelling was Vice President and Controller of The Samuel Goldwyn Company. From 1984 to 1994, Mr. Fuelling was a certified public accountant with Price Waterhouse LLP in its Entertainment practice unit. Mr. Fuelling received his B.S. in Business Administration from the University of Southern California and his Master of Management from Northwestern University.

      The Company’s executive officers are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the directors or executive officers of the Company.

Summary of Cash and Certain Other Compensation

      The following table provides certain summary information concerning the compensation earned by (i) the two persons who served as the Company’s Chief Executive Officer during the 2001 Fiscal Year, (ii) the two other most highly compensated executive officers of the Company whose salary and bonus for the 2001 Fiscal Year was in excess of $100,000, and (iii) one other person whose salary and bonus was in excess of $100,000 for the 2001 Fiscal Year and served as an executive officer during the 2001 Fiscal Year but terminated such status during the 2001 Fiscal Year, for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1999, 2000 and 2001. The listed individuals shall be hereinafter referred to as the named executive officers.

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation
					Awards
				Other		Payouts
				Annual	Securities
				Compen-	Underlying	LT/P	All Other
Name and Principal Positions	Year	Salary	Bonus	sation(1)	Options(#)	Compensation	Compensations

Frederick W. Field	2001	$750,000(2)	$—	$—	444,480
Chairman and
Chief Executive Officer

Marc P. Geiger(3)	2001	325,000	350,000	7,800
Vice-Chairman and	2000	156,250	120,833	1,300
President, Artist Services	1999	150,000	100,000	4,715

Donald P. Muller(4)	2001	325,000	100,000	7,800
Senior Agent	2000	156,250	104,167	1,300
	1999	150,000	100,000	4,508

Keith K. Yokomoto	2001	325,000	350,000	7,800
President, Chief Operating	2000	156,250	104,167	1,300	69,682
Officer and Director	1999	150,000	50,000	6,011

James B. Carroll	2001	150,000	100,000	7,800			390,339(5)
Executive Vice President	2000	156,250	79,167	—	22,608
and Chief Financial Officer	1999	81,250	29,167	—	45,918

(1)	Reflects car allowance.

(2)	Includes $500,000 of salary received in connection with Mr. Field’s service as Chief Executive Officer of ARTISTdirect Records, LLC. ARTISTdirect Records LLC is a co-venture which is indirectly jointly-owned by ARTISTdirect, Inc. and Mr. Field.

(3)	In June 2001, in connection with Mr. Field’s appointment as Chairman and Chief Executive Officer, Mr. Geiger resigned his position as Chairman and Chief Executive Officer and took the position of Vice-Chairman and President, Artist Services.

(4)	In September 2001, Mr. Muller resigned his position as President, ARTISTdirect Agency and took the position of Senior Agent. In January 2002, Mr. Muller resigned from the Company.

(5)	In connection with the Company’s rescission offer completed in December 2001, pursuant to which Mr. Carroll’s options to purchase up to 45,918 shares of the Company’s Common Stock were canceled in exchange for this payment.

Stock Options and Stock Appreciation Rights

      The following table contains information concerning the stock options granted to the named executive officers during the 2001 Fiscal Year. The grants to Mr. Field were not made pursuant to any of the Company’s stock option plans. No stock appreciation rights were granted to the named executive officers during the 2001 Fiscal Year.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value
	Number of	% of Total			at Assumed Annual Rates
	Securities	Options			of Stock Price Appreciation
	Underlying	Granted to	Exercise		for Option Term(1)
	Options	Employees in	Price Per
Name	Granted	Fiscal Year	Share	Expiration Date	5%	10%

Frederick W. Field	444,480	100%	$7.50	5/30/08(2)	$919,310	$2,556,327

(1)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of its future Common Stock prices. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of the Common Stock from the fair market value as of the date of grant, which was $6.80 per share based on the last reported sale on The Nasdaq National Market on May 30, 2001. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s Common Stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved. Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. In calculating the potential realizable value of each option granted to Mr. Field, the Company has assumed that the term of each option granted to Mr. Field expires on May 30, 2008. For more information on the option grants, see “Employment Contracts, Termination of Employment and Change in Control Arrangements — Frederick Field” on page .

(2)	302,370 shares are subject to an option that expires on May 30, 2008. 75,588 shares are subject to an option that expires on June 28, 2004 unless one of the following events occurs prior to such date, in which case the option will expire on May 30, 2008: (a) the 30-day average closing sale price of the Company’s Common Stock or the consideration paid per share in an acquisition of the Company reaches a minimum of $35.00 per share; (b) the Company’s Common Stock is re-listed on The Nasdaq National Market following a delisting; (c) a change of control of the Company occurs; or (d) Mr. Field’s service with the Company ceases pursuant to an involuntary termination. 66,522 shares are subject to an option that expires on June 28, 2004 unless one of the following events occurs prior to such date, in which case the option will expire on May 30, 2008: (w) the 30-day average closing sale price of the Company’s Common Stock or the consideration paid per share in an acquisition of the Company reaches a minimum of $70.00 per share; (x) the Company’s Common Stock is re-listed on The Nasdaq National Market following a delisting; (y) a change of control of the Company occurs; or (z) Mr. Field’s service with the Company ceases pursuant to an involuntary termination.

Aggregated Option Fiscal Year-End Value

      The following table provides information, with respect to the named executive officers, concerning unexercised options held by them at the end of the 2001 Fiscal Year. None of the named executive officers exercised any stock appreciation rights during the 2001 Fiscal Year and no stock appreciation rights were held by the named executive officers at the end of such year.

Aggregated Fiscal Year-End Option Values

	Number of Unexercised		Value of Unexercised in-the-
	Options at Fiscal Year		Money Options at Fiscal Year
	End(#)		End($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Frederick W. Field	302,370	142,110	2,092,400.40	983,401.20
James B. Carroll	7,536	15,072	0	0
Keith K. Yokomoto	69,683	0	0	0

(1)	Based on the last reported sale of $14.42 per share on The Nasdaq National Market on December 31, 2001, less the exercise price payable per share.

Employment Contracts, Termination of Employment and Change in Control Arrangements

      The Company has entered into employment agreements with its named executive officers. The compensation and dates of employment under the employment agreements are as follows:

Frederick Field

      In May 2001, the Company entered into an employment agreement and stock option agreements with Frederick Field, its Chairman of the Board and Chief Executive Officer. The employment agreement generally provides for the following:

•	Mr. Field is paid an annual base salary of $500,000, plus bonus pool participation.

•	The term of the agreement expires May 31, 2006.

•	The employment agreement provides that if the Company terminates Mr. Field’s employment other than for cause, disability or death, or Mr. Field terminates his employment for good reason, he will receive a lump sum payment equal to the amount of his annual base salary for:

(1)	50% of the remaining term of the employment agreement if the termination occurs within the first 3 years of his employment,

(2)	12 months if the termination occurs in the fourth year of his employment, or

(3)	the full remaining term of the employment agreement if the termination occurs in the fifth year of his employment.

•	The above payments also will be made if Mr. Field terminates his employment by written notice upon the commencement of any arbitration proceeding to determine whether or not his employment with the Company’s subsidiary, ARTISTdirect Records, may be terminated for good reason and Mr. Field’s employment with ARTISTdirect Records is terminated for good reason.

•	If Mr. Field terminates his employment by written notice upon the commencement of any arbitration proceeding to determine whether or not his employment with ARTISTdirect Records may be terminated for cause and Mr. Field remains employed at ARTISTdirect Records because the arbitrator determines that ARTISTdirect Records is not entitled to terminate Mr. Field’s employment for cause, then the above payments will be made, but the applicable pay period will be reduced by 50%.

      The Company also granted Mr. Field three non-plan, non-qualified stock options to purchase 444,480 shares of Common Stock at an exercise price of $7.50 per share, under the following stock option agreements:

•	One of the stock option agreements generally provides that Mr. Field’s right to purchase 302,370 shares is immediately exercisable subject to a right of repurchase, and vests in a series of 60 successive equal monthly installments from June 29, 2001. The vesting fully accelerates upon a change of control or upon Mr. Field’s cessation of service with the Company pursuant to an involuntary termination. An involuntary termination includes (i) the Company’s termination of Mr. Field’s employment for reasons other than for cause, (ii) a cessation of services pursuant to Mr. Field’s permanent disability or death and (iii) Mr. Field’s voluntary resignation for good reason, as set forth in the employment agreement. Permanent disability exists if Mr. Field becomes unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or has lasted or can be expected to last for a continuous period of at least 12 months. In addition, if Mr. Field terminates his employment upon written notice in connection with the commencement of any arbitration proceeding to determine whether or not his employment with ARTISTdirect Records may be terminated for cause and Mr. Field remains employed at ARTISTdirect Records because the arbitrator determined that ARTISTdirect Records was not entitled to terminate Mr. Field’s employment for cause, then 50% of the then unvested option shares will automatically accelerate so that they are immediately fully vested and exercisable.

•	A second stock option agreement generally provides that Mr. Field’s right to purchase 75,588 shares vests and becomes exercisable upon the occurrence prior to June 29, 2004 of any one of the following events: (i) the 30-day average closing sale price of the Company’s Common Stock or the consideration paid per share in an acquisition of the Company reaches a minimum of $35.00 per share; (ii) the Company’s Common Stock is re-listed on The Nasdaq National Market following a delisting; (iii) a change of control occurs; or (iv) Mr. Field’s service with the Company ceases pursuant to an involuntary termination. If none of the foregoing events occurs by June 29, 2004, then the option will terminate and none of the option shares subject to the second stock option agreement will vest or become exercisable by Mr. Field.

•	The third stock option agreement generally provides that Mr. Field’s right to purchase 66,522 shares vests and becomes exercisable upon the occurrence prior to June 29, 2004 of any one of the following events: (i) the 30-day average closing sale price of the Company’s Common Stock or the consideration paid per share in an acquisition of the Company reaches a minimum of $70.00 per share; (ii) the Company’s Common Stock is re-listed on The Nasdaq National Market following a delisting; (iii) a change of control occurs; or (iv) Mr. Field’s service with the Company ceases pursuant to an involuntary termination. If none of the foregoing events occurs by June 29, 2004, then the option will terminate and none of the option shares subject to the third option agreement will vest or become exercisable by Mr. Field.

      All three stock options expire no later than May 30, 2008. All three stock options may also terminate prior to the expiration date as follows: (i) upon the later of the 12 month anniversary of Mr. Field’s cessation of service or the expiration of Mr. Field’s initial five-year employment term with the Company if Mr. Field’s employment with the Company ceases pursuant to an involuntary termination; (ii) upon the earlier of the 12 month anniversary of Mr. Field’s cessation of service or the expiration of Mr. Field’s initial five-year employment term with the Company if Mr. Field terminates his employment pursuant to a termination with justification; (iii) upon the earlier of the 90-day anniversary of Mr. Field’s cessation of service or the expiration date of the stock option if Mr. Field ceases to remain in the Company’s service for any reason other than an involuntary termination or a termination with justification; (iv) immediately if the Company terminates Mr. Field’s employment for cause; (v) upon the earlier of the 12 month anniversary of Mr. Field’s death or the expiration date of the stock option if Mr. Field ceases to remain in the Company’s service due to his death; and (vi) upon the latter of the 12 month anniversary of Mr. Field’s cessation of service with the Company or the expiration of Mr. Field’s initial five-year employment term with the Company if Mr. Field ceases to remain in the Company’s service due to his permanent disability.

      In addition, Mr. Field also serves as the Chief Executive Officer of ARTISTdirect Records, LLC, a co-venture with ARTISTdirect, Inc. Mr. Field has a five-year employment agreement with ARTISTdirect Records, LLC, pursuant to which he is paid $1,000,000 per year. See “Certain Transactions” on page      for more information regarding Mr. Field’s employment agreement with ARTISTdirect Records, LLC and other related transactions with Mr. Field.

Marc Geiger

      In July 1998, the Company had entered into an employment agreement with Marc Geiger, its Vice-Chairman and President, Artist Services, which provided for the following:

•	Mr. Geiger was paid an annual salary of $150,000 and a guaranteed annual bonus of $100,000.

•	The agreement provided for the payment of salary and a guaranteed bonus for twelve months after the date of termination if the termination was:

(1)	other than due to a disability,

(2)	other than for “cause,” such as the commission of a felony, material dishonesty against ARTISTdirect, or gross negligence in the performance of duties,

(3)	other than due to Mr. Geiger’s death, or

(4)	for “good reason,” such as an adverse change of duties, a reassignment of location, or a material breach of the Company’s obligations to Mr. Geiger.

•	The agreement also provided that if Mr. Geiger’s employment was terminated for cause or disability, or he resigned for other than good reason, he would be prohibited, for a period of the later of one year after the early termination of his employment, or the expiration of the term of his employment agreement, from competing with ARTISTdirect or attempting to hire any ARTISTdirect employees.

      In June 2001, Mr. Geiger resigned his position as Chairman of the Board and Chief Executive Officer and took the position of Vice Chairman of the Board and President, Artist Services. Mr. Geiger also executed an agreement with the Company, effective as of April 27, 2001, agreeing that such changes in his title and duties would not constitute “good reason” that would entitle him to the severance pay described above if he chooses to terminate his employment.

      In July 2001, the Company amended Mr. Geiger’s original employment agreement to provide for the following:

•	Mr. Geiger is paid an annual salary of $500,000 (to be reviewed annually for any increases by the Company’s Compensation Committee in consultation with the Company’s Chief Executive Officer), is entitled to four weeks’ vacation each year, and is eligible to participate in the Company’s executive performance bonus pool and in the Artists & Repertoire Bonus Plan of ARTISTdirect Records, LLC.

•	The initial term of the amended agreement expires June 30, 2006. Beginning July 1, 2006, and on each anniversary, the term of the amended agreement will automatically be extended for an additional one-year period unless written notice is provided otherwise.

•	Mr. Geiger is entitled to receive a one-time lump sum advance of $300,000, representing a pre-payment of $60,000 against any monies otherwise becoming payable to Mr. Geiger under the Company’s executive performance bonus pool for each year of the initial five-year term of the amended agreement.

•	The amended agreement provides for the payment of $1,000,000 plus one years’ salary (or whatever shorter period remains in the term of the amended agreement) upon the termination of Mr. Geiger’s employment if the termination was:

(1)	other than due to a disability,

(2)	other than for “cause,” such as the commission of a felony, fraud or embezzlement, gross negligence or willful misconduct in the performance of duties, material breach of the amended agreement, or misappropriation of a corporate opportunity,

(3)	other than due to Mr. Geiger’s death, or

(4)	for “good reason,” such as a material and substantial reduction in title, responsibilities or duties, a reassignment of location, or a material breach of the Company’s obligations to Mr. Geiger.

•	If Mr. Geiger’s employment is terminated for cause or he resigns for other than good reason, he must repay the Company within 30 days the amount, if any, by which the $300,000 advance exceeds the lesser of (1) the amount earned by him under the executive performance bonus pool or (2) the product of $5,000 and the number of full months that have elapsed between July 1, 2001 and the employment termination date.

•	The amended agreement provides that prior to the termination of his employment, Mr. Geiger is prohibited from competing with the Company. In addition, for a period of one year after the expiration of the amended agreement, Mr. Geiger is prohibited from hiring any of the Company’s employees.

Donald Muller

      In July 1998, the Company entered into an employment agreement with Donald Muller, its Senior Agent, which provided for the following:

•	Mr. Muller was paid an annual salary of $150,000 and a guaranteed annual bonus of $100,000.

•	The initial term of the employment agreement expired September 30, 2001, but was automatically extended for an additional one-year period because written notice was not provided otherwise by the Company or Mr. Muller prior to the expiration of the initial term.

•	The agreement provided for the payment of salary and a guaranteed bonus for twelve months after the date of termination if the termination was:

(1)	other than due to a disability,

(2)	other than for “cause,” such as the commission of a felony, material dishonesty against the Company, or gross negligence in the performance of duties,

(3)	other than due to Mr. Muller’s death, or

(4)	for “good reason,” such as an adverse change of duties, a reassignment of location, or a material breach of the Company’s obligations to Mr. Muller.

•	If Mr. Muller’s employment was terminated for cause or disability or he resigned for other than good reason, he would be prohibited, for a period of the later of one year after the early termination of his employment, or the expiration of the term of his employment agreement, from competing with the Company or attempting to hire any of the Company’s employees.

      In July 2001, the Board increased Mr. Muller’s annual salary to $500,000. In September 2001, Mr. Muller resigned his position as President, ARTISTdirect Agency and director and took the position of Senior Agent. In January 2002, Mr. Muller resigned from the Company.

Keith Yokomoto

      In July 2001, the Company entered into an employment agreement with Keith Yokomoto, its President and Chief Operating Officer, which provides for the following:

•	Mr. Yokomoto is paid an annual salary of $500,000 (to be reviewed annually for any increases by the Company’s Compensation Committee in consultation with the Company’s Chief Executive Officer), is entitled to four weeks’ vacation each year, and is eligible to participate in the Company’s executive performance bonus pool and in the Artists & Repertoire Bonus Plan of ARTISTdirect Records, LLC.

•	The initial term of the agreement expires June 30, 2006. Beginning July 1, 2006, and on each anniversary, the term of the agreement will automatically be extended for an additional one-year period unless written notice is provided otherwise.

•	Mr. Yokomoto is entitled to receive a one-time lump sum advance of $300,000, representing a pre-payment of $60,000 against any monies otherwise becoming payable to Mr. Yokomoto under the executive performance bonus pool for each year of the initial five-year term of the agreement.

•	Mr. Yokomoto also is entitled to receive a performance-based stock option to purchase shares of the Company’s Common Stock at a per share exercise price equal to the fair market value of its Common Stock on the date of the option grant. The exact number of shares and terms of the stock option will be determined by the Compensation Committee in consultation with the Company’s Chief Executive Officer.

•	The agreement provides for the payment of $350,000 plus one years’ salary (or whatever shorter period remains in the term of the agreement) upon the termination of Mr. Yokomoto’s employment if the termination was:

(1)	other than due to a disability,

(2)	other than for “cause,” such as the commission of a felony, fraud or embezzlement, gross negligence or willful misconduct in the performance of duties, material breach of the agreement, or misappropriation of a corporate opportunity,

(3)	other than due to Mr. Yokomoto’s death, or

(4)	for “good reason,” such as a material and substantial reduction in title, responsibilities or duties, a reassignment of location, or a material breach of the Company’s obligations to Mr. Yokomoto.

•	If Mr. Yokomoto’s employment is terminated for cause or he resigns for other than good reason, he must repay the Company within 30 days the amount, if any, by which the $300,000 advance exceeds the lesser of (1) the amount earned by him under the executive performance bonus pool or (2) the product of $5,000 and the number of full months that have elapsed between July 1, 2001 and the employment termination date.

•	The agreement provides that prior to the termination of his employment, Mr. Yokomoto is prohibited from competing with the Company. In addition, for a period of one year after the expiration of the agreement, Mr. Yokomoto is prohibited from hiring any of the Company’s employees.

James Carroll

      In May 1999, the Company entered into an employment agreement with James Carroll, its Chief Financial Officer, which provides for the following:

•	Mr. Carroll is paid an annual salary of $150,000 and a guaranteed annual bonus of $50,000.

•	The initial term of the agreement expired May 23, 2001. In March 2001, the Company extended the initial term of Mr. Carroll’s employment to May 23, 2002.

•	The employment agreement provides that if Mr. Carroll’s employment is terminated other than due to a disability, death or for “cause,” such as the commission of a felony, material dishonesty against the Company, or gross negligence in the performance of duties, he will be paid his base salary for the lesser of:

(1)	six months after the date of termination, or

(2)	the remainder of the agreement.

•	If Mr. Carroll is terminated for cause, he is prohibited from competing with the Company until the date the agreement would otherwise have expired. Mr. Carroll is also prohibited from attempting to hire any of the Company’s employees for one year following the later of:

(1)	the date the agreement expires, or

(2)	the actual date of termination.

In 2000, the Board increased Mr. Carroll’s guaranteed annual bonus to $100,000.

      The Compensation Committee of the Board of Directors has the authority to provide for accelerated vesting of the shares of Common Stock subject to any outstanding options held by the Chief Executive Officer or any other executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in control of the Company or the subsequent termination of the officer’s employment following the change in control event.

AUDIT COMMITTEE REPORT

      The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2001, which include the consolidated balance sheets of the Company as of December 31, 2001, 2000 and 1999, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001, and the notes thereto.

      The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Review with Management

      The audit committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Accountants

      The audit committee has discussed with KPMG LLP, the Company’s independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards), which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

      The audit committee has also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with KPMG LLP the independence of KPMG LLP from the Company.

Conclusion

      Based on the review and discussions referred to above, the committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

Submitted by the Audit Committee of
the Board of Directors

Clifford H. Friedman
Dara Khosrowshahi
Stephen M. Krupa

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee currently consists of Messrs. Friedman, Krupa and Lenard. Neither of these individuals was an officer or employee of ARTISTdirect at any time during the 2001 fiscal year or at any other time. No current executive officer of ARTISTdirect has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of ARTISTdirect’s Board of Directors or Compensation Committee.

Compensation Committee Report on Executive Compensation

      It is the duty of the Compensation Committee to establish the general compensation policies for the Company and to review and determine the overall compensation packages provided to the executive officers of the Company, including the Chairman and Chief Executive Officer. As part of its responsibilities, the Compensation Committee also has the authority to determine annual incentive bonus payments and make discretionary option grants to the Company’s executive officers under the Company’s 1999 Employee Stock Option Plan.

      The Compensation Committee believes that the compensation programs for the Company’s executive officers should reflect the Company’s performance and the value created for the Company’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company’s success. The Company is engaged in a very competitive industry, and the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

      General Compensation Policy. The Compensation Committee was established in September 1999. Prior to its establishment, the Board of Directors determined the compensation of executive officers, representing the interests of stockholders at the time. Presently, the Compensation Committee’s policy is to provide the Company’s executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the Company and their contribution to that performance and that are competitive enough to attract and retain highly skilled individuals. Based upon this policy, executive compensation packages will be comprised of three elements: (i) a base salary that reflects the individual’s responsibilities and is competitive with the market, (ii) an annual variable performance award, or bonus, payable in cash and reflecting achievement of annual goals both by the individual and the Company, and (iii) where appropriate, long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officer and the Company’s stockholders.

      The Compensation Committee will periodically review total compensation levels and the distribution of compensation among the three elements identified above for each of the executive officers in the context of the compensation policy of the Company and compensation packages awarded to executive officers in comparable positions at companies within related industries. The Compensation Committee believes that the Company’s most direct competitors for executive talent include significantly larger and better-capitalized companies in the entertainment, media and technology industries, comprising a broader range of companies than those with which the Company is usually compared for purposes of stock performance.

      The Compensation Committee believes that its employees and executives are targets for competitors seeking to recruit people with established talent and experience. As a result, the Compensation Committee has recommended that the Company actively manage compensation packages to be competitive in retaining all key employees. This may lead to changes in the mix of compensation between base salary, bonus awards, and stock-based incentive awards. Specifically, the Compensation Committee has observed industry trends toward a greater percentage of compensation payable in cash. In order to retain certain key employees, the Company may find it necessary to significantly increase levels of cash compensation.

      Activities during 2001. Mr. Field joined the Company as Chairman and Chief Executive Officer during 2001 under an employment agreement approved by the Compensation Committee, the full Board of Directors and by the stockholders of the Company at its Annual Meeting held on June 29, 2001. In addition, Mr. Yokomoto’s employment agreement with the Company expired on December 31, 2000 and the employment agreements relating to Mssrs. Geiger and Carroll each were subject to expiration during 2001. As a result, the Compensation Committee undertook a significant review of executive compensation and engaged Towers Perrin, a leading compensation consultant, to evaluate proposed compensation arrangements for Mssrs. Field, Geiger, and Yokomoto. Towers Perrin concluded that the proposed compensation arrangements were consistent with market practices.

      Base Salary. Mr. Field is employed under an agreement with the Company that took effect on June 29, 2001, providing for a base salary of $500,000 per annum. In July 2001, the Company also entered into an amended employment agreement with Mr. Geiger and a new employment agreement with Mr. Yokomoto, in both cases providing for base salaries of $500,000 per annum. In determining appropriately competitive salary levels for each of these executive officers, the Compensation Committee considered the duties of each officer, changes in those duties, past accomplishments, long-term retention of the officers under the proposed agreements, and information on competitive compensation levels for similar executive positions. In March

2001, the Company exercised its option to extend Mr. Carroll’s employment agreement for one year, through May 2002. No change was made to Mr. Carroll’s contractual base salary of $150,000.

      Annual Incentive Bonuses. In connection with the execution of his amended employment agreement, Mr. Geiger received a lump sum advance of $300,000, representing a pre-payment of $60,000 against monies otherwise becoming payable to him under the Company’s executive performance bonus pool for each year of the initial five-year term of the amended agreement. The Compensation Committee felt that this advance was appropriate given then current expectations of likely future bonus payments to Mr. Geiger over the five-year term of the amended agreement. In connection with the execution of his new employment agreement, Mr. Yokomoto received a lump sum advance of $300,000, representing a pre-payment of $60,000 against monies otherwise becoming payable to him under the Company’s executive performance bonus pool for each year of the initial five-year term of the amended agreement. The Compensation Committee felt that this advance was appropriate given then current expectations of likely future bonus payments to Mr. Yokomoto over the five-year term of the new agreement. Under the terms of an existing employment agreement, as extended, between the Company and Mr. Carroll, he was paid a guaranteed bonus in the amount of $100,000 for 2001. Based upon its review, the Compensation Committee felt that the level of this bonus was appropriate and necessary to retain Mr. Carroll.

      The Compensation Committee will administer annual incentive bonuses under an executive performance bonus plan that will apply to the Company’s executive officers and other key senior employees. This plan is expected to result in cash bonuses being made available to executive officers based upon the financial performance of the Company and the employee’s achievement of specific performance goals designed to support the strategic objectives of the Company and the creation of stockholder value. As a result of an observed shift in competitive compensation practices and the Company’s desire to retain its key employees, and particularly its key executives, future incentive bonuses may be significantly larger than those paid in prior years, though it is contemplated that such bonuses will be discretionary and tied to the achievement of specific objectives rather than guaranteed.

      Long Term Stock-Based Incentives. At least once each year, the Compensation Committee evaluates the granting of stock-based incentives to each of the Company’s executive officers and other senior officers of the Company. Each grant is designed to align the interests of the executive officer with those of stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of Common Stock at a fixed price per share (generally the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments generally over a three-year period, contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

      The size of the option grant to each executive officer, including any grant considered for the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

      Two of the Company’s executive officers (Messrs. Geiger and Yokomoto) were founders of the Company and have significant equity holdings as a result. During 2001, the Compensation Committee determined that additional grants of stock-based incentives to these individuals were not necessary. Furthermore, the Compensation Committee determined that additional grants of stock-based incentives were not necessary with respect to Mr. Carroll and other senior officers of the Company. In connection with his employment by the Company, Mr. Field received three grants of options as described below.

      CEO Compensation. Effective June 29, 2001, upon approval of the Company’s stockholders, Mr. Field became the Company’s Chief Executive Officer. The employment agreement between the Company and

Mr. Field was reviewed by Towers Perrin on behalf of the Compensation Committee, approved by the Compensation Committee and the full Board of Directors of the Company, and approved by the Company’s stockholders at the Annual Meeting held on June 29, 2001. In setting the total compensation payable to Mr. Field under his employment agreement, the Compensation Committee sought to provide him with a level of cash compensation within the range of compensation found for Chief Executive Officers of similar qualification among competitive companies. Mr. Field is also eligible to participate in the executive performance bonus plan, though no bonus payments were made to him during 2001. In addition, the Company granted Mr. Field three non-plan, non-qualified stock options to purchase 444,480 shares of Common Stock at an exercise price of $7.50 per share.

      One of the stock option agreements generally provides that Mr. Field’s right to purchase 302,370 shares is immediately exercisable subject to a right of repurchase, and vests in a series of 60 successive equal monthly installments from June 29, 2001. The vesting fully accelerates upon (i) a change of control or (ii) upon Mr. Field’s cessation of service with us pursuant to an involuntary termination. In addition, if (i) Mr. Field terminates his employment upon written notice in connection with the commencement of any arbitration proceeding to determine whether or not his employment with ARTISTdirect Records may be terminated for cause and (ii) Mr. Field remains employed at ARTISTdirect Records because the arbitrator determined that ARTISTdirect Records was not entitled to terminate Mr. Field’s employment for cause, then the vesting accelerates 50%.

      Another stock option agreement generally provides that Mr. Field’s right to purchase 75,588 shares vests and becomes exercisable upon the occurrence prior to June 29, 2004 of any one of the following events: (i) the 30-day average closing sale price of our Common Stock or the consideration paid per share in an acquisition of us reaches a minimum of $35.00 per share; (ii) our Common Stock is re-listed on The Nasdaq National Market following a delisting; (iii) a change of control occurs; or (iv) Mr. Field’s service with us ceases pursuant to an involuntary termination.

      The third stock option agreement generally provides that Mr. Field’s right to purchase 66,522 shares vests and becomes exercisable upon the occurrence prior to June 29, 2004 of any one of the following events: (i) the 30-day average closing sale price of our Common Stock or the consideration paid per share in an acquisition of us reaches a minimum of $70.00 per share; (ii) our Common Stock is re-listed on The Nasdaq National Market following a delisting; (iii) a change of control occurs; or (iv) Mr. Field’s service with us ceases pursuant to an involuntary termination.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to the Company’s executive officers for the 2001 Fiscal Year did not exceed the $1 million limit per officer; however, it is possible that non-performance based compensation to be paid to the Company’s executive officers for fiscal 2002 may exceed that limit. In establishing the various components of the compensation payable to the executive officers, the Committee considers the deductibility of that compensation as only one of a number of relevant factors, and for that reason, the Committee may deem it appropriate under certain circumstances to authorize compensation in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code in order to provide the requisite incentives to attract and retain the executive officers essential to the Company’s financial success.

      It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company’s performance and the interests of the Company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the Compensation Committee of the Board of Directors

Clifford H. Friedman
Stephen M. Krupa
Allen D. Lenard

STOCK PERFORMANCE GRAPH

      The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the Nasdaq Market Index and the Media General Internet Information Provider Index for the period from March 28, 2000, the date of the Company’s initial public offering, to December 31, 2001, the last trading day of the 2001 Fiscal Year.

COMPARE CUMULATIVE TOTAL RETURN

AMONG ARTISTDIRECT, INC.,
NASDAQ MARKET INDEX AND MG GROUP INDEX

Assumes $100 invested on March 28, 2000 assumes dividend reinvested fiscal year ending Dec. 31, 2001

Company/Index/Market	March 28, 2000	December 31, 2000	December 31, 2001

ARTISTdirect, Inc.	$100.00	$5.32	$15.33
MG Internet Information Provider Index	100.00	33.97	18.55
NASDAQ Market Index	100.00	53.34	42.52

(1)	The graph assumes that $100 was invested in the Company on March 28, 2000, in the Common Stock and in each index, and that all dividends were reinvested. The Company has not paid or declared any cash dividends on the Common Stock.

(2)	Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Stock Performance Graph nor the Compensation Committee Report on Executive Compensation or the Audit Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by the Company under those statutes.

Certain Transactions

      Since January 1, 2001 there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of the Company’s voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than as set forth above under “Executive Compensation and Related Information” or as described below.

Transactions with Frederick Field

      In May 2001, the Company’s wholly-owned subsidiary, ARTISTdirect Recordings, Inc., entered into an operating agreement and a loan and security agreement with Radar Records Holdings, LLC for the joint formation, ownership and operation of a traditional record label, ARTISTdirect Records, LLC. These transactions were approved by the Company’s Board of Directors and by the Company’s stockholders at ARTISTdirect, Inc.’s 2001 Annual Meeting in June 2001. Recently, BMG Music purchased a 5% equity interest in ARTISTdirect Records, LLC, which reduced the Company’s equity interest in ARTISTdirect Records, LLC from 50% to 45%. Radar Records Holdings, LLC owns the remaining 50% equity interest in ARTISTdirect Records, LLC.

      Radar Records Holdings is wholly owned by the Company’s Chairman of the Board and Chief Executive Officer, Frederick Field. Consequently, Mr. Field indirectly owns 50% of ARTISTdirect Records, LLC. Mr. Field also is the Chief Executive Officer of ARTISTdirect Records, LLC and is responsible for running its day-to-day operations. Through the Company’s wholly-owned subsidiary, ARTISTdirect Recordings, Inc., the Company is providing a significant financial commitment to the co-venture under a five-year $50 million revolving credit facility pursuant to the loan and security agreement. Of this amount, the Company is obligated to provide up to $15 million per year of financing, which amount may be increased if approved by the Company’s Board of Directors. As of December 31, 2001, the Company had provided approximately $5.3 million of this financial commitment to the co-venture.

      ARTISTdirect Records entered into a five-year employment contract with Mr. Field to serve as its Chief Executive Officer. Mr. Field receives an annual base salary of $1,000,000 plus certain benefits. If Mr. Field terminates his employment with ARTISTdirect Records for good reason, he will receive a lump sum payment equal to the amount of his annual base salary for (i) 50% of the remaining term of the employment agreement if the termination occurs within the first 3 years of his employment, (ii) 12 months if the termination occurs in the fourth year of his employment or (iii) the full remaining term of the employment agreement if the termination occurs in the fifth year of his employment. ARTISTdirect Records may not terminate Mr. Field’s employment other than for cause or due to his disability or death.

Employment Agreements

      In the 2001 Fiscal Year, the Company entered into new employment agreements and amended existing employment agreements with several of its named executive officers. The Company also issued option grants to Ted Field, its Chief Executive Officer. See “Employment Contracts, Termination of Employment and Change in Control Arrangements” on page      for your information on these agreements and option grants.

Payments to Legal Counsel

      For the year ended December 31, 2001, the Company paid Lenard, Brisbin & Klotz LLP $400,000 for legal services provided to the Company. Mr. Lenard, one of the Company’s directors, is Managing Partner of Lenard, Brisbin & Klotz LLP. In addition, in 2001, through the Company’s wholly-owned subsidiary, ARTISTdirect Recordings, the Company paid legal fees of $530,000 to Lenard, Brisbin & Klotz LLP in connection with its representation of ARTISTdirect Recordings. These payments to Lenard, Brisbin & Klotz LLP are being treated as advances to ARTISTdirect Records under the record label’s operating agreement.

Loan to Officer

      In February 2001, the Company loaned Marc Geiger, President of Artist Services, $150,000. The loan bears an interest rate of 7%. The term of the loan was initially one year, but was extended, in September 2001, to five years commensurate with the amendment of the term of Mr. Geiger’s employment agreement in July 2001. As amended, Mr. Geiger is obligated to repay the loan with five equal annual principal payments of $30,000, along with accrued interest to date, to be made each September, beginning September 2002.

Rescission Offer

      In December 2001, the Company consummated a rescission offer in which it repurchased certain options and shares of Common Stock issued pursuant to its stock option plans. In the rescission offer, James B. Carroll, the Company’s Chief Financial Officer, tendered outstanding options to purchase 45,918 shares of ARTISTdirect Common Stock in exchange for $390,340. The options were cancelled in the rescission offer.

Compliance With Section 16(a) of the Exchange Act

      The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 2001 Fiscal Year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2001 Fiscal Year, Mr. Krupa filed one late Form 4 report covering one transaction. Other than the foregoing instance, the Company believes that the reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its other directors, executive officers and greater than ten percent beneficial owners.

Annual Report

      The Company filed with the Securities and Exchange Commission an Annual Report on Form 10-K on March [29], 2002. A copy of the Annual Report on Form 10-K has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. No separate annual report to the stockholders was prepared by the Company. Stockholders may obtain a copy of the report on Form 10-K, without charge, by writing to Investor Relations, ARTISTDIRECT, INC., 5670 Wilshire Boulevard, Los Angeles, California 90036.

By Order of the Board of Directors

James B. Carroll
Secretary

Dated: April      , 2002

CERTIFICATE OF AMENDMENT

OF THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ARTISTDIRECT, INC.

Adopted in accordance with the provisions

of Section 242 of the General Corporation
Law of the State of Delaware

      ARTISTdirect, Inc., (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officers, does hereby certify that:

      FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Third Amended and Restated Certificate of Incorporation to reduce the number of authorized shares of Common Stock to fifteen million (15,000,000) shares, par value $0.01; (ii) declaring such amendment to be advisable and (iii) directing that such amendment be considered at the 2002 Annual Meeting of Stockholders.

      SECOND: That upon the effectiveness of this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation, the Third Amended and Restated Certificate of Incorporation is hereby amended by amending and restating the second sentence of Article IV to read as follows:

“Fifteen Million (15,000,000) shares shall be Common Stock, par value $0.01 per share, and Five Million (5,000,000) shares shall be Preferred Stock, $0.01 per share.”

      THIRD: That, in accordance with the provisions of the Delaware General Corporation Law, the holders of 66 2/3% of the outstanding Common Stock of the Corporation entitled to vote thereon affirmatively voted in favor of the amendment at the 2002 Annual Meeting of Stockholders held on May 30, 2002.

      FOURTH: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation to be executed by Frederick W. Field, its Chairman and Chief Executive Officer, and attested to by James B. Carroll, its Executive Vice President, Chief Financial Officer and Secretary, this      th day of June, 2002.

ARTISTDIRECT, INC.

BY:	/s/ FREDERICK W. FIELD

FREDERICK W. FIELD
Chairman and Chief Executive Officer

ATTEST:

/s/ JAMES B. CARROLL

James B. Carroll
Executive Vice President,
Chief Financial Officer and Secretary

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
 ARTISTDIRECT, INC.

ARTISTDIRECT, INC.
Annual Meeting of Stockholders,
May 30, 2002

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held Thursday, May 30, 2002 and the Proxy Statement and appoints Marc P. Geiger and James B. Carroll, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of ARTISTDIRECT, INC. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2002 Annual Meeting of Stockholders of the Company to be held at                                       ,                                       , Los Angeles, California                , on Thursday, May 30, 2002 at 10:00 a.m. Pacific Daylight Savings Time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

Please mark your votes as indicated in this example.

FOR
			all nominees listed		WITHHOLD
			(except as indicated to		AUTHORITY TO VOTE
			the contrary heron)		for all nominees listed
1.	To elect three directors to serve for a three-year term ending in the year 2005 or until their successors are duly elected and qualified:

	Nominees:	01-Lee Masters 02-Stephen M. Krupa 03-Allen D. Lenard

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

			FOR	AGAINST	ABSTAIN

2.	To approve an amendment to the Company’s Certificate of Incorporation to reduce the Company’s authorized Common Stock from 150 million shares to 15 million shares.

			FOR	AGAINST	ABSTAIN

3.	To ratify the appointment of KPMG LLP as independent accountants of the Company for the fiscal year ending December 31, 2002.

			FOR	AGAINST	ABSTAIN

4.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

The Board of Directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted IN FAVOR OF the election of the directors listed above and IN FAVOR OF Proposals Two and Three

Signature(s)	Dated	, 2002

FOLD AND DETACH HERE